POWER OF ATTORNEY

By this Power of Attorney given this   28th   day of       January      2011, Margaret Nollen, an individual residing at 1621 English Oak Court, Wexford, Pennsylvania, authorizes Theodore N. Bobby, Esquire, Executive Vice President and General Counsel of H. J. Heinz Company, Patrick J. Guinee, Esquire, Assistant General Counsel - Corporate & Securities of H. J. Heinz Company, and Rene D. Biedzinski, Corporate Secretary of H. J. Heinz Company, a Pennsylvania corporation with offices located at One PPG Place, Suite 3100, Pittsburgh, Pennsylvania (collectively, the “Attorneys,” and each, individually, the “Attorney”), to perform the following on my behalf:

To prepare, execute, and file on my behalf all Forms 3, 4, and 5, and amendments thereto, necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the “Act”) and the rules and regulations promulgated pursuant to the Act.

This Power of Attorney is valid until revoked by me.

I acknowledge that the Attorneys, in serving in such capacity at my request, are not assuming, nor is H. J. Heinz Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Margaret Nollen
MARGARET NOLLEN